Exhibit 99.1

Implant Sciences Receives Order from TSA for 1,170 Explosive Trace Detectors

QS-B220s to be deployed to multiple U.S. airports

Wilmington, MA – November 13, 2014 – Implant Sciences Corporation (OTCQB:IMSC), a high technology supplier of systems and sensors for homeland security and defense markets, announced today that the U.S. Transportation Security Administration (TSA) has placed an initial order for 1,170 QS-B220 Desktop Explosive Trace Detectors and ancillary supplies. The systems will be deployed at multiple airports across the country.

“Receiving this order from the TSA is a goal that Implant Sciences has been driving towards for a number of years. Achieving it is a major milestone for the Company and a tribute to the ability and dedication of our employees. We are proud to help protect the traveling public in the United States and look forward to a long working relationship with the TSA,” stated Implant Sciences’ CEO, Glenn D. Bolduc.

About the QS-B220 Desktop Explosives Trace Detector

The QS-B220 uses Ion Mobility Spectrometry (IMS) to rapidly detect and identify trace amounts of a wide variety of military, commercial, and homemade explosives. Featuring a radioactive material-free design, push-button maintenance and diagnostics, and a patented inCal™ internal automatic calibration system, the QS-B220 brings new levels of performance and convenience to desktop trace detection users with unsurpassed ease of use.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The Company’s team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 50 countries worldwide. The Company’s ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., STAC in France, the German Ministry of the Interior, and the Ministry of Public Safety in China. It also received a GSN 2013 Homeland Security Award for "Best Explosives Detection Solution".  All Implant Sciences products are recognized as Qualified Anti-Terrorism Technologies by the Department of Homeland Security. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that there is no guaranty that U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of our explosives detection products or that any new products we may develop will be accepted by the TSA or by such other governments, agencies or consumers; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change, and our success will depend on our ability to develop and introduce new products; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management’s current expectations and assumptions which could differ materially from the forward-looking statements.

Contact:

Implant Sciences Corporation

Company Contact:

Glenn Bolduc, CEO

978-752-1700

gbolduc@implantsciences.com

or

Investor Contact:

Laurel Moody

646-810-0608

lmoody@corporateprofile.com